Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports First Quarter 2025 Financial Results

In January 2025, announced agreement to acquire Edge Autonomy; subsequently announced receipt of all regulatory approvals for the transaction
Awarded contract from Thales Alenia Space to provide International Berthing and Docking Mechanism for Lunar I-Hab module
Awarded NASA contract to launch four additional pharmaceutical drug investigations to the International Space Station using PIL-BOX
Significant year-over-year and sequential increase in Book-to-Bill1 ratio to 0.92 as of the first quarter of 2025
Revenues for the first quarter of 2025 were $61.4 million, Net Loss was $(2.9) million and Adjusted EBITDA2 was $(2.3) million, with record total liquidity3 of $89.2 million
JACKSONVILLE, Fla. / May 12, 2025 Redwire Corporation (NYSE: RDW, “Redwire” or the “Company”), a leader in space infrastructure for the next generation space economy, today announced results for its first quarter ended March 31, 2025.

Redwire will live stream a presentation with slides on May 12, 2025 at 9:00 a.m. ET. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=4F31SXFe

“Bookings increased significantly compared to Q4 2024, with key wins coming from the European market; however, there were notable delays in awards in the U.S. government market due to transition of key decision makers in NASA, SDA and other agencies, as well as budget uncertainty associated with new administration priorities. However, we are confident that Redwire’s geographic, product and customer diversity across Civil, Commercial, and National Security markets continues to provide resiliency in our business model,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “At a time when European defense and space budgets are increasing, Redwire is expanding its presence in Europe with a new office in Poland to support ongoing international wins including a contract from Thales Alenia Space for the IBDM I-Hab as well as ESA study contracts for the Mars LightShip initiative and ARRAKIHS dark matter mission.”

1 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
2 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.
3 Total liquidity of $89.2 million as of March 31, 2025 is comprised of $54.2 million in cash and cash equivalents and $35.0 million in available borrowings from our existing credit facilities.

First Quarter 2025 Highlights
•Revenues for the first quarter of 2025 decreased 30.1% to $61.4 million, as compared to $87.8 million for the first quarter of 2024.
•Net Loss for the first quarter of 2025 decreased by $5.1 million to $(2.9) million, as compared to $(8.1) million for the first quarter of 2024.
•Adjusted EBITDA4 for the first quarter of 2025 decreased by $6.5 million to $(2.3) million, as compared to $4.3 million for the first quarter of 2024.
•During the first quarter of 2025, the Company had net unfavorable EAC changes of $3.1 million, which impacted first quarter of 2025 revenues, gross profit, and net loss, and as a result, Adjusted EBITDA.4 These net unfavorable EAC changes were primarily due to additional unplanned labor and increased production costs as it relates to the development of new technologies required to meet customer specifications in the Company’s structures and mechanisms and avionics, sensors and payloads infrastructure offerings.
•On a quarterly basis, Book-to-Bill5 ratio was 0.92 as of the first quarter of 2025, as compared to 0.40 as of the first quarter of 2024.
•Net cash used in operating activities for the first quarter of 2025 increased by $47.8 million to $(45.1) million, as compared to net cash provided by operating activities of $2.8 million for the first quarter of 2024. Net cash used in operating activities for the first quarter of 2025 included one-time payments of $8.0 million related to litigation settlements and $3.4 million related to M&A activities.
•Free Cash Flow4 for the first quarter of 2025 was $(49.1) million, as compared to $0.4 million for the first quarter of 2024.

2025 Forecast
•For the twelve months ended December 31, 2025, Redwire, as a combined company assuming the previously announced transaction with Edge Autonomy had been consummated on January 1, 2025, is forecasting full year revenues6 of $535 million to $605 million and Adjusted EBITDA4,6 of $70 million to $105 million with positive Free Cash Flow.4.6

“Redwire drove significant sequential and year-over-year improvements in Book-to-Bill5 ratio to 0.92 during the first quarter of 2025,” said Jonathan Baliff, Chief Financial Officer of Redwire. “Additionally, we achieved record levels of cash and total liquidity7 of $54.2 million and $89.2 million, respectively, primarily driven by the redemption of $82.9 million of the public warrants associated with our going public,” Baliff added. “We recorded revenues of $61.4 million and Adjusted EBITDA4 of $(2.3) million with significant sequential and year-over-year improvement in Net Loss to $(2.9) million. Despite facing very dynamic macro-economic conditions, Redwire enters the second quarter ready to close on our acquisition of Edge Autonomy and to capitalize on market trends in space and defense tech.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Monday, May 12, 2025 to review financial results for the first quarter ended March 31, 2025. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=4F31SXFe. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13753501.

4 Adjusted EBITDA and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
5 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
6 These amounts are the sum of the standalone full year forecasts for the Redwire and Edge Autonomy businesses by Redwire management. Please refer to “Use of Projections” included in this press release for additional information.
7 Total liquidity of $89.2 million as of March 31, 2025 is comprised of $54.2 million in cash and cash equivalents and $35.0 million in available borrowings from our existing credit facilities.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13753501. The accompanying investor presentation will be available on May 12, 2025 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is a global space infrastructure and innovation company enabling civil, commercial, and national security programs. Redwire’s proven and reliable capabilities include avionics, sensors, power solutions, critical structures, mechanisms, radio frequency systems, platforms, missions, and microgravity payloads. Redwire combines decades of flight heritage and proven experience with an agile and innovative culture. Redwire’s approximately 750 employees working from 17 facilities located throughout the United States and Europe are committed to building a bold future in space for humanity, pushing the envelope of discovery and science while creating a better world on Earth. For more information, please visit www.redwirespace.com.

No Solicitation
This press release is not intended to and does not constitute the solicitation of a vote with respect to any matter subject to the vote of Redwire’s stockholders, which solicitation is made solely pursuant to a definitive proxy statement, nor does it constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction.

Use of Data
Industry and market data used in this press release have been obtained from third-party industry publications and sources, as well as from research reports prepared for other purposes. Neither Redwire nor Edge Autonomy have independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness. This data is subject to change. Statements other than historical facts, including, but not limited to, those concerning market conditions or trends, consumer or customer preferences or other similar concepts with respect to Redwire, Edge Autonomy and the expected combined company, are based on current expectations, estimates, projections, targets, opinions and/or beliefs of Redwire or, when applicable, of one or more third-party sources. Such statements involve known and unknown risks, uncertainties and other factors, and undue reliance should not be placed thereon. In addition, no representation or warranty is made with respect to the reasonableness of any estimates, forecasts, illustrations, prospects or returns, which should be regarded as illustrative only, or that any profits will be realized. The metrics regarding select aspects of Redwire’s, Edge Autonomy’s and the expected combined company’s operations were selected by Redwire or its subsidiaries on a subjective basis. Such metrics are provided solely for illustrative purposes to demonstrate elements of Redwire's businesses, are incomplete, and are not necessarily indicative of Redwire’s, Edge Autonomy’s or their subsidiaries’ performance or overall operations. There can be no assurance that historical trends will continue.

Use of Projections
The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond Redwire’s or Edge Autonomy’s control. Such calculation cannot be predicted with reasonable certainty and without unreasonable effort because of the timing, magnitude and variables associated with the completion of the proposed merger with Edge Autonomy. Additionally, any such calculation, at this time, would imply a degree of precision that could be confusing or misleading to investors. Neither Redwire nor Edge Autonomy’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, Redwire believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for Redwire, Edge Autonomy and the combined company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that Redwire, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our or the combined company’s business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our or the combined company’s strategy, financial projections, including the prospective financial information provided in this press release, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, the entry into the potential business combination with Edge Autonomy (the “Transaction”), the expected benefits from the proposed business combination, the expected performance of the combined company, the expectations regarding financing the proposed business combination, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to (1) risks associated with the continued economic uncertainty, including high inflation, effects of trade tariffs and other trade actions, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry; (4) the inability to successfully integrate recently completed and future acquisitions, including the proposed business combination with Edge Autonomy, as well as the failure to realize the anticipated benefits of the Transaction or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s and the combined company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that Redwire’s expectations and assumptions relating to future results and projections with respect to Redwire or Edge Autonomy may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire, Edge Autonomy, the combined company, or their competitors; (9) unsatisfactory performance of our and the combined company’s products resulting from challenges in the space environment, extreme space weather events, the environments in which drones operate, including in combat or other areas where hostilities may occur, or otherwise; (10) the emerging nature of the market for in-space infrastructure services and the market for drones and related services; (11) inability to realize benefits from new offerings or the application of our or the combined company’s technologies; (12) the inability to convert orders in backlog into revenue; (13) our and the combined company’s dependence on U.S. and foreign government contracts, which are only partially funded and subject to immediate termination, which may be affected by changes in government program requirements, spending priorities or budgetary constraints, including government shutdowns, or which may be influenced by the level of military activities and related spending, such as in or with respect to ongoing or future conflicts, including the war in Ukraine, or as a result of changes in international support for military assistance to Ukraine; (14) the fact that Redwire is and the combined company will be subject to stringent U.S. economic sanctions, and trade control laws and regulations, as well as risks related to doing business in other countries, including those related to tariffs, trade restrictions and government actions; (15) the need for substantial additional funding to finance our and the combined company’s operations, which may not be available when needed, on acceptable terms or at all; (16) the dilution of existing holders of Redwire’s common stock that will result from the issuance of additional shares of Redwire Common Stock as consideration for the acquisition of Edge Autonomy, as well as the issuance of Redwire Common Stock in any offering that may be undertaken in connection with such acquisition; (17) the fact that the issuance and sale of shares of Redwire Preferred Stock has reduced the relative voting power of holders of Redwire Common Stock and diluted the ownership of holders of our capital stock; (18) the ability to achieve the conditions to cause, or timing of, any mandatory conversion of the Redwire Preferred Stock into Redwire Common Stock; (19) the fact that AE Industrial Partners (“AE”) and Bain Capital and their affiliates have significant influence over us, which could limit your ability to influence the outcome of key transactions, as well as AE’s increased voting power resulting from its receipt of the equity consideration from the Transaction; (20) the fact that provisions in our Certificate of Designation with respect to our Redwire Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (21) the fact that our Redwire Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (22) the possibility of sales of a substantial amount of Redwire Common Stock by our current stockholders, as well as the equity owners of Edge Autonomy following consummation of the Transaction, which sales could cause the price of Redwire Common Stock to fall; (23) the impact of the issuance of additional shares of Redwire Preferred Stock as paid-in-kind dividends on the price and market for Redwire Common Stock; (24) the volatility of the trading price of Redwire Common Stock; (25) risks related to short sellers of Redwire Common Stock; (26) Redwire’s or the combined company’s inability to report its financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting, as well as the possible need to expand or improve Edge Autonomy’s financial reporting systems and controls; (27) the possibility that the closing conditions under the merger agreement governing the Transaction necessary to consummate the mergers will not be satisfied; (28) the effect of any announcement or pendency of the proposed business combination on Redwire’s or Edge Autonomy’s business relationships, operating results and business generally; (29) risks that the proposed business combination disrupts current plans and operations of Redwire or Edge Autonomy; (30) the ability of Redwire or the combined company to raise financing in connection with the proposed business combination or to finance its operations in the future; (31) the impact of any increase in the combined company’s indebtedness incurred to fund working capital or other corporate needs, including the repayment of Edge Autonomy’s outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy, as well as debt covenants that may limit the combined company’s activities, flexibility or ability to take advantage of business opportunities, and the effect of debt service on the availability of cash to fund investment in the business; (32) the ability to implement business plans, forecasts and other expectations after the completion of the proposed Transaction, and identify and realize additional opportunities; (33) costs related to the Transaction; (34) a significant portion of Edge Autonomy’s revenues result from sales to customers in Ukraine, which sales have been declining and may continue to decline in the event that the war and hostilities in Ukraine end, decline or change, or as a result of changes in international support for military assistance to Ukraine; and (35) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission by Redwire. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include forecasted Adjusted EBITDA and Free Cash Flow for Redwire assuming completion of the acquisition of Edge Autonomy. Certain financial metrics for the Redwire and Edge Autonomy businesses by Redwire management have not been calculated pursuant to Article 11 of Regulation S-X. Such calculation cannot be predicted with reasonable certainty and without unreasonable effort because of the timing, magnitude and variables associated with the completion of the proposed merger with Edge Autonomy. Additionally, any such calculation, at this time, would imply a degree of precision that could be confusing or misleading to investors. Further, we are unable to provide reconciliations to forward-looking Adjusted EBITDA and Free Cash Flow because we are unable to provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Thus, we are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to the most closely comparable forward-looking U.S. GAAP financial measure because such information is not available

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies. We encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, gains on sale of joint ventures, and warrant liability change in fair value adjustments. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	March 31, 2025	December 31, 2024
Current assets:
Cash, cash equivalents and restricted cash	$54,221	$49,071
Accounts receivable, net	15,247	21,905
Contract assets	60,757	43,044
Inventory	2,192	2,239
Prepaid expenses and other current assets	9,718	9,666
Total current assets	142,135	125,925
Property, plant and equipment, net of accumulated depreciation of $10,891 and $9,628	18,759	17,837
Right-of-use assets	16,070	15,277
Intangible assets, net of accumulated amortization of $28,050 and $25,920	62,070	61,788
Goodwill	71,996	71,161
Other non-current assets	3,069	629
Total assets	$314,099	$292,617
Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$28,179	$32,127
Short-term debt, including current portion of long-term debt	780	1,266
Short-term operating lease liabilities	4,481	4,354
Short-term finance lease liabilities	496	473
Accrued expenses	19,825	24,192
Deferred revenue	59,748	67,201
Other current liabilities	5,033	19,730
Total current liabilities	118,542	149,343
Long-term debt, net	104,375	124,464
Long-term operating lease liabilities	14,267	13,444
Long-term finance lease liabilities	1,006	980
Warrant liabilities	6,688	55,285
Deferred tax liabilities	615	582
Other non-current liabilities	1,936	428
Total liabilities	$247,429	$344,526

Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; issued and outstanding: 2025—106,982.68 and 2024—108,649.30. Liquidation preference: 2025—$306,712 and 2024—$599,412	$134,734	$136,805
Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; issued and outstanding 2025—77,082,332 and 2024—67,002,370	8	7
Treasury stock, 2025 and 2024—728,739 shares, at cost	(3,573)	(3,573)
Additional paid-in capital	284,381	161,619
Accumulated deficit	(351,054)	(348,106)
Accumulated other comprehensive income (loss)	2,174	1,339
Total shareholders’ equity (deficit)	(68,064)	(188,714)
Total liabilities, convertible preferred stock and equity (deficit)	$314,099	$292,617

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenues	$61,395	$87,792
Cost of sales	52,354	72,967
Gross profit	9,041	14,825
Operating expenses:
Selling, general and administrative expenses	18,746	17,362
Transaction expenses	3,799	—
Research and development	813	1,040
Operating income (loss)	(14,317)	(3,577)
Interest expense, net	3,594	2,918
Other (income) expense, net	(14,781)	1,492
Income (loss) before income taxes	(3,130)	(7,987)
Income tax expense (benefit)	(182)	109
Net income (loss)	(2,948)	(8,096)
Net income (loss) attributable to noncontrolling interests	—	(1)
Net income (loss) attributable to Redwire Corporation	(2,948)	(8,095)
Less: dividends on Convertible Preferred Stock	3,531	3,043
Net income (loss) available to common shareholders	$(6,479)	$(11,138)

Net income (loss) per common share:
Basic and diluted	$(0.09)	$(0.17)
Weighted-average shares outstanding:
Basic and diluted	71,192,148	65,572,286

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(2,948)	$(8,095)
Foreign currency translation gain (loss), net of tax	835	(672)
Total other comprehensive income (loss), net of tax	835	(672)
Total comprehensive income (loss)	$(2,113)	$(8,767)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Three Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities:
Net income (loss)	$(2,948)	$(8,096)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	3,046	2,753
Amortization of debt issuance costs and discount	273	170
Equity-based compensation expense	2,912	2,535
(Gain) loss on change in fair value of warrants	(13,634)	1,075
Deferred provision (benefit) for income taxes	80	98
Non-cash lease expense	73	12
Other	(1,016)	397
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	6,853	13,174
(Increase) decrease in contract assets	(16,845)	(2,981)
(Increase) decrease in inventory	55	(100)
(Increase) decrease in prepaid expenses and other assets	(2,658)	823
Increase (decrease) in accounts payable and accrued expenses	(8,192)	7,929
Increase (decrease) in deferred revenue	(7,590)	(15,413)
Increase (decrease) in operating lease liabilities	(10)	(84)
Increase (decrease) in other liabilities	(5,480)	472
Net cash provided by (used in) operating activities	(45,081)	2,764

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,790)	(1,561)
Purchase of intangible assets	(2,265)	(806)
Net cash provided by (used in) investing activities	(4,055)	(2,367)

Cash flows from financing activities:
Proceeds received from debt	5,000	5,000
Repayments of debt	(25,681)	(2,793)
Repayment of finance leases	(126)	(119)
Repayments of third-party advances	(7,820)	—
Proceeds from issuance of common stock for warrants exercised	82,862	—
Payment of equity issuance costs	(45)	—
Shares repurchased for settlement of employee tax withholdings on share-based awards	—	(56)
Net cash provided by (used in) financing activities	54,190	2,032
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	96	(138)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,150	2,291
Cash, cash equivalents and restricted cash at beginning of period	49,071	30,278
Cash, cash equivalents and restricted cash at end of period	$54,221	$32,569

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA
During the third quarter of 2024, we changed the Supplemental Non-GAAP Information to present only Adjusted EBITDA, whereas prior period disclosures also presented Pro Forma Adjusted EBITDA. Management believes the presentation of Pro Forma Adjusted EBITDA no longer provides the same meaningful insights into the Company’s performance as it did during the initial years of the Company’s formation. Prior period disclosures were recast to conform to current presentation. There was no change in the calculation of Adjusted EBITDA.
The following table presents the reconciliations of Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended
(in thousands)	March 31, 2025	March 31, 2024
Net income (loss)	$(2,948)	$(8,096)
Interest expense, net	3,594	2,918
Income tax expense (benefit)	(182)	109
Depreciation and amortization	3,046	2,753
Transaction expenses (i)	3,799	—
Severance costs (ii)	177	8
Capital market and advisory fees (iii)	968	2,278
Litigation-related expenses (iv)	—	701
Equity-based compensation (v)	2,912	2,535
Warrant liability change in fair value adjustment (vi)	(13,634)	1,075
Adjusted EBITDA	$(2,268)	$4,281
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity. Acquisition deal costs was reclassified as Transaction expenses to conform with current period presentation.
ii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iii.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
iv.Redwire incurred expenses related to securities litigation.
v.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vi.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended
(in thousands)	March 31, 2025	March 31, 2024
Net cash provided by (used in) operating activities	$(45,081)	$2,764
Less: Capital expenditures	(4,055)	(2,367)
Free Cash Flow	$(49,136)	$397

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Contracts awarded	$56,244	$35,101	$250,932	$305,478
Revenues	61,395	87,792	277,704	273,987
Book-to-bill ratio	0.92	0.40	0.90	1.11
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material (“T&M”) contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 0.92 for the three months ended March 31, 2025, as compared to 0.40 for the three months ended March 31, 2024. For the three months ended March 31, 2025 and 2024, none of the contracts awarded balance relates to acquired contract value.

Our book-to-bill ratio was 0.90 for the Last Twelve Months (“LTM”) ended March 31, 2025, as compared to 1.11 for the LTM ended March 31, 2024. For the LTM ended March 31, 2025, contracts awarded includes $21.9 million of acquired contract value from the Hera Systems acquisition, which was completed in the third quarter of 2024. For the LTM ended March 31, 2024, none of the contracts awarded balance relates to acquired contract value.

Backlog
The following table presents our contracted backlog as of March 31, 2025 and December 31, 2024, and related activity for the three months ended March 31, 2025 as compared to the year ended December 31, 2024.

(in thousands)	March 31, 2025	December 31, 2024
Organic backlog, beginning balance	$280,969	$372,790
Organic additions during the period	56,244	207,704
Organic revenue recognized during the period	(57,568)	(297,699)
Foreign currency translation	(282)	(1,826)
Organic backlog, ending balance	279,363	280,969

Acquisition-related contract value, beginning balance	15,683	—
Acquisition-related contract value acquired during the period	—	21,940
Acquisition-related additions during the period	—	145
Acquisition-related revenue recognized during the period	(3,827)	(6,402)
Acquisition-related backlog, ending balance	11,856	15,683
Contracted backlog, ending balance	$291,219	$296,652

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $15.5 million and $16.7 million in remaining contract value from time and materials contracts as of March 31, 2025 and as of December 31, 2024, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The acquisition-related backlog activity presented in the table above is related to the Hera Systems acquisition completed during third quarter of 2024.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $107.2 million and $70.5 million as of March 31, 2025 and December 31, 2024, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.